SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                 Current Report pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 22, 2002

                              TRAILER BRIDGE, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                    000-22837                13-3617986
(State or other jurisdiction        Commission               (IRS Employer
     of incorporation)             File Number)             Identification No.)


10405 New Berlin Road East
Jacksonville, Florida                               32226
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number including area code:   (904)-751-7100

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 9.                    REGULATION FD DISCLOSURE

     Trailer Bridge is in discussions with Kadampanattu Corp., an affiliate, with regard to the inter-company obligation that was $20.5 million at March 31, 2002. This amount arose from both direct advances and deferral of certain charterhire payments on vessels chartered by Trailer Bridge from Kadampanattu Corp. The present inter-company obligation is non-interest bearing until at least April 1, 2003. The inter-company obligation by its terms and under a subordination agreement is fully subordinate to the Company's senior lender and Trailer Bridge is not permitted to make any cash payments on such obligation before at least January 2004 without the consent of such senior lender.

     The discussions relate to Trailer Bridge's request that a portion of the inter-company obligation be exchanged for non-convertible preferred stock if such an exchange would assist Trailer Bridge in complying with the listing requirements of the Nasdaq National Market.

     There can be no assurance that these discussions will result in any change to the inter-company obligation between Trailer Bridge and Kadampanattu Corp.

     This form 8-K contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the successful completion of discussions regarding the above referenced transaction, risks of economic recessions, changes in demand for transportation services offered by the Company, changes in rate levels for transportation services offered by the Company, the ability of the Company to complete financing transactions and market conditions in the traffic lanes served by the Company.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TRAILER BRIDGE, INC.
                                            (registrant)


May 22, 2002                                By: /s/ William G. Gotimer, Jr.
                                                William G. Gotimer, Jr.
                                                Secretary, General Counsel